Exhibit 23.3

Consent of P&E Mining Consultants Inc.

We hereby consent to incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”) of our audit of the reserve estimates prepared by Hochschild Mining plc for Minera Santa Cruz S.A., dated March 6, 2015, which appears in the quarterly report on Form 10-Q of the Company for the quarter ended March 31, 2015. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Eugene Puritch
Eugene Puritch, P.Eng.
President (on behalf of P&E Mining Consultants Inc.)
June 3, 2015